Exhibit 10.22

INTELLECTUAL PROPERTY SUBLICENSE AND TRANSFER AGREEMENT

Parties:

SYMBID HOLDING B.V. and

SYMBID B.V.

5 December 2013 Executed version

CONTENTS

1.	Definitions and interpretation	2
2.	Grant of License	3
3.	Content	4
4.	Royalties	4
5.	Business Operations By Symbid Opco	4
6.	Performance Requirements	5
7.	Regulatory Compliance	5
8.	Ownership of intellectual property rights	5
9.	Term and termination	6
10.	Limitation of Liability	7
11.	No warranties	7
12.	Intellectual property infringement	7
13.	Force Majeure	7
14.	Confidentiality	8
15.	Change of Agreement Terms	8
16.	Miscellaneous	9
17.	Governing law and jurisdiction	9

ANNEXES

THE UNDERSIGNED:

I.

SYMBID HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered seat in Rotterdam, the Netherlands, having its business address at Van Vollenhovenstraat 56 A 03, 3016BK Rotterdam, the Netherlands, registered in the Trade Register of the Chamber of Commerce under number 58921575 ("Symbid Holding");

and

II.

SYMBID HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered seat in Rotterdam, the Netherlands, having its business address at Van Vollenhovenstraat 56 A 03, 3016BK Rotterdam, the Netherlands, registered in the Trade Register of the Chamber of Commerce under number 52212343 ("Symbid OpCo");

RECITALS:

A.

Pursuant to an intellectual property license and transfer agreement with Symbid Foundation (as defined below) dated 16 October 2013 ("License Agreement"), Symbid Holding has been granted an exclusive license to use certain intellectual property rights to the Symbid Platform (as defined below), which can be used to conduct a business relating to the supply of services consisting of bringing together investors and entrepreneurs and the provision of information related to such services, investors and entrepreneurs ("Business");

B.

Pursuant to the License Agreement, Symbid Holding is entitled to grant sublicenses to its Affiliates (as defined below);

C.

Symbid Holding and Symbid OpCo conduct its respective businesses using the Symbid Platform;

D.

Symbid OpCo wishes to obtain a sublicense from Symbid Holding to use the intellectual property rights referred to in paragraph A above on a non-exclusive basis;

E.

Symbid OpCo has granted various licenses to use certain intellectual property rights and know-how to parties other than Affiliates, as specified in Annex D ("Third Party Sublicenses");

F.

As all intellectual property rights to the Symbid platform are owned by Symbid Foundation for continuity purposes, any related intellectual property rights created by Symbid Holding and, pursuant to any sublicenses granted by Symbid Holding to its Affiliates, by such Affiliates, will be transferred to Symbid Foundation;

G.

Symbid Holding wishes to grant the license described above to Symbid OpCo, and Symbid Holding and Symbid OpCo wish to agree on the transfer of newly created intellectual property rights to Symbid Holding (which will transfer such rights to Symbid Foundation), subject to the terms of this intellectual property sublicense and transfer agreement ("Agreement").

IT IS HEREBY AGREED AS FOLLOWS:

1.

DEFINITIONS AND INTERPRETATION

1.1.

In this Agreement the following words shall, unless the context requires otherwise or unless specified otherwise in this Agreement, have the following meanings:

Affiliate

any entity at any time controlling, controlled by or under common control with, a Party. The term control as used in this Agreement shall mean the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the aggregate of all voting equity interests in such entity;

Agreement	This intellectual property sublicense and transfer agreement;
Business	as defined in Recital A;
Effective Date	16 October 2013;
Force Majeure Event	an event as specified in article 13.1;
Future Symbid IP	Any Intellectual Property Rights relating to or associated with the Symbid Platform, including any Improvements, created, acquired or otherwise owned by Symbid OpCo at or after the Effective Date;
Future Symbid Know-How	Any Symbid Know-How relating to or associated with the Symbid Platform, including any Improvements, created, acquired or otherwise owned by Symbid OpCo at or after the Effective Date;
Improvements	any improvements, modifications, adaptations to or new uses or applications of the Symbid IP and/or the Symbid Know-How;
Intellectual Property Rights

all intellectual property rights, including copyrights, database rights, patents, designs, semiconductor rights, trademarks, trade names, and all other similar proprietary rights which exist in any part of the world together with (a) all applications and rights to apply therefore and (b) all renewals, extensions and revivals thereof;

License Agreement	as defined in Recital A;
Parties	Symbid Holding and Symbid OpCo, and Party means any one of them;
Performance Requirements	the performance requirements specified in Annex B;
Royalty Schedule	the royalty schedule specified in Annex C;
Symbid Affiliates Content	as defined in article 3.2;
Symbid Content	the Symbid Affiliates Content, the Symbid Holding Content and the Symbid OpCo Content;
Symbid Foundation

Stichting Symbid IP Foundation, a foundation (stichting), incorporated under the laws of the Netherlands with its registered seat in Rotterdam, the Netherlands, having its business address at Van Vollenhovenstraat 56 A 03, 3016BK Rotterdam, the Netherlands, registered in the Trade Register of the Chamber of Commerce under number 58919902;

Symbid Holding Content	as defined in article 3.2;
Symbid IP	any Intellectual Property Rights licensed by Symbid Foundation to Symbid Holding, including but not limited to the Intellectual Property Rights listed in Annex A;

Symbid Know-How

all information and techniques of any kind whatsoever that are associated with the Symbid IP in any way whatsoever, including any such information and techniques already in the public domain and including (i) the operation of any process, (ii) the manufacture, design or development of any product, (iii) any production technique or the provision of any service (iv) quality control, testing and certification and (v) research and development, licensed by Symbid Foundation to Symbid Holding,  including but not limited to any information and techniques listed in Annex A;

Symbid OpCo Content	as defined in article 3.1;
Symbid Platform	Online crowdfunding platform;
Territory	Worldwide;
Third Party Sublicenses	As defined in Recital E.

1.2.

In this Agreement, unless specified otherwise:

a.

the singular includes the plural and vice versa, and each gender includes the other gender;

b.

a heading to an article or annex is for convenience only and does not affect in any way the interpretation thereof;

c.

the annexes and any other attachments to this Agreement form an integral part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes the annexes and any other attachments to this Agreement; and

d.

the word “including” means “including, without limitation”.

2.

GRANT OF LICENSE

2.1.

Subject to the terms of this Agreement, Symbid Holding hereby grants to Symbid OpCo a non-exclusive, royalty-bearing license to use the Symbid IP and the Symbid Know-How to use the Symbid Platform to conduct the Business in the Territory.

2.2.

Other than as specified in article 2.5, Symbid OpCo shall not be entitled to grant sublicenses to Affiliates or third parties to use the Symbid IP and the Symbid Know-How without Symbid Holding's prior written approval.

2.3.

The use of the Symbid IP and Symbid Know-How under the license granted to Symbid OpCo in article 2.1 to develop, operate and offer exchanges and funds shall be subject to additional consent from  Symbid Holding and compliance of Symbid OpCo with additional conditions and requirements, which may be agreed upon by the Parties in an addendum to this Agreement.

2.4.

For the avoidance of doubt, the Parties agree that upon the transfer to Symbid Holding (and by Symbid Holding to Symbid Foundation) of the Future Symbid IP and any Future Symbid Know-How pursuant to article 8.2, such Future Symbid IP and any Future Symbid Know-How shall be deemed included in the Symbid IP and Symbid Know-How licensed to Symbid OpCo pursuant to the license specified in article 2.1.

2.5.

Symbid Holding hereby provides its consent and agreement to Symbid OpCo for the granting of the Third Party Sublicenses specified in Annex D.

3.

CONTENT

3.1.

Any content, documents and other information uploaded in the Symbid Platform by Symbid OpCo ("Symbid OpCo Content") shall be owned by Symbid Holding. The ownership rights to any such Symbid OpCo Content shall be deemed assigned and transferred by Symbid OpCo to Symbid Holding in accordance with the transfer mechanism set out in article 8. Upon such transfer Symbid OpCo shall be granted a non-exclusive license to use the Symbid OpCo Content to conduct its Business.

3.2.

Symbid Holding may make available to Symbid Opco any content, documents and other information uploaded in the Symbid Platform by Symbid Holding ("Symbid Holding Content") and/or any content, documents and other information uploaded in the Symbid Platform uploaded by other Affiliates of Symbid Holding ("Symbid Affiliates Content"). Symbid OpCo shall only be entitled to use the Symbid Holding Content and the Symbid Affiliates Content in accordance with the scope of the license granted to it pursuant to article 2.1.

3.3.

Symbid Holding shall be entitled to limit access of Symbid OpCo to specific parts of the Symbid Holding Content and/or the Symbid Affiliates Content due to privacy requirements, regulatory requirements, confidentiality requirements or for other reasons.

4.

ROYALTIES

4.1.

Symbid OpCo shall pay to Symbid Holding the royalties specified in the Royalty Schedule, which shall be agreed upon in writing between Symbid Holding and Symbid OpCo and shall be attached to this Agreement as Annex C.

4.2.

Symbid Holding shall invoice Symbid OpCo for royalties due in accordance with the Royalty Schedule, and in the frequency specified in the Royalty Schedule.

4.3.

Symbid OpCo shall pay any royalties due to Symbid Holding within thirty (30) after receipt of the invoice relating to such royalties.

4.4.

Symbid Holding is entitled to revise the Royalty Schedule and the royalty rates and royalty mechanism specified therein once every calendar year, and shall inform Symbid OpCo of such revision in writing.

a.

In the event Symbid OpCo does not object to such revised Royalty Schedule within thirty (30) days of receipt, it shall be deemed accepted by Symbid OpCo and shall replace the previous Royalty Schedule as an Annex to this Agreement.

b.

In the event Symbid OpCo objects to such revised Royalty Schedule,  Symbid OpCo shall inform Symbid Holding in writing of such objections within thirty (30) days of receipt of the Royalty Schedule. Symbid Holding and Symbid OpCo shall then enter into good faith discussions regarding the revisions of the Royalty Schedule. In the event the Parties cannot reach an agreement on the revised Royalty Schedule within sixty (60) days after Symbid Holding has informed Symbid OpCo in writing of the revision of the Royalty Schedule, Symbid Holding may at its discretion (i) determine that the then current Royalty Schedule will remain in effect or (ii) terminate the Agreement by written notice with immediate effect.

5.

BUSINESS OPERATIONS BY SYMBID OPCO

5.1.

Symbid OpCo shall conduct the Business using the Symbid Platform.

5.2.

Symbid OpCo shall only offer access to the Symbid Platform to parties having its statutory seat in the Territory.

5.3.

Symbid OpCo shall ensure that its business activities, including the Business, shall at all times comply with applicable laws and regulations. Symbid OpCo shall ensure that it shall have and maintain all licenses, permits and other governmental approvals required to operate the Business in the Territory.

6.

PERFORMANCE REQUIREMENTS

6.1.

In operating the Business, Symbid OpCo shall meet the Performance Requirements at any time during the term of this Agreement. The Performance Requirements shall be agreed upon in writing between Symbid Holding and Symbid OpCo and shall be attached to this Agreement as Annex B.

6.2.

In the event Symbid OpCo does not meet the Performance Requirements during a calendar year, Symbid Holding and Symbid OpCo shall discuss and agree on an improvement plan, which shall contain practical measures required for Symbid OpCo to meet the Performance Requirements in the calendar year following the calendar year the Performance Requirements were not met. Symbid OpCo shall use its best efforts to execute such improvement plan. In the event Symbid OpCo does not meet the Performance Requirements during this calendar year, Symbid Holding shall be entitled to terminate this Agreement after expiration of such calendar year, giving one (1) months written notice.

6.3.

Symbid Holding is entitled to revise the Performance Requirements once every calendar year, and shall inform Symbid OpCo of such revision in writing.

a.

In the event Symbid OpCo does not object to such revised Performance Requirements within thirty (30) days of receipt, it shall be deemed accepted by Symbid OpCo and shall replace the previous Performance Requirements as an Annex to this Agreement.

b.

In the event Symbid OpCo objects to such revised Performance Requirements,  Symbid OpCo shall inform Symbid Holding in writing of such objections within thirty (30) days of receipt of the Performance Requirements. Symbid Holding and Symbid OpCo shall then enter into good faith discussions regarding the revisions of the Performance Requirements. In the event the Parties cannot reach an agreement on the revised Performance Requirements within sixty (60) days after Symbid Holding has informed Symbid OpCo in writing of the revision of the Performance Requirements, Symbid Holding may at its discretion (i) determine that the then current Performance Requirements will remain in effect or (ii) terminate the Agreement by written notice with immediate effect.

7.

REGULATORY COMPLIANCE

7.1.

Symbid OpCo shall ensure that its use of the Symbid IP and the Symbid Know-How in the Territory, and the Business conducted by Symbid OpCo in the  Territory shall at all times comply with any applicable laws, including but not limited to any financial regulatory laws.

7.2.

At Symbid OpCo's request, Symbid Holding shall provide Symbid OpCo with all assistance reasonably necessary for Symbid OpCo to comply with article 7.1. Any costs and expenses incurred by Symbid Holding in such respect shall be paid by Symbid OpCo, unless Symbid Holding and Symbid OpCo agree to an alternative arrangement.

8.

OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

8.1.

Symbid OpCo acknowledges that all Intellectual Property Rights and other rights in the Symbid IP and the Symbid Know-How shall remain with Symbid Foundation. Nothing in this Agreement can be construed as a direct or indirect transfer of Intellectual Property Rights or other rights to Symbid OpCo.

8.2.

Symbid OpCo hereby sells, transfers, assigns and delivers in advance (bij voorbaat) to Symbid Holding, and Symbid Holding hereby purchases, accepts transfer, assignment and delivery in advance (bij voorbaat) of, all rights, title and interest in the Future Symbid IP and the Future Symbid Know-How.

8.3.

Symbid Holding and Symbid OpCo agree and confirm that as consideration for the sale and assignment of the Future Symbid IP and Future Symbid Know-How to Symbid Holding, the such Future Symbid IP and Future Symbid Know-How shall be deemed included in the Symbid IP and Symbid Know-How licensed to Symbid OpCo pursuant to article 2.1.

8.4.

Symbid OpCo shall within one (1) month after the end of each calendar year provide a detailed written overview of all Future Symbid IP and the Future Symbid Know-How transferred to Symbid Holding in such calendar year. The absence of such overview shall not affect any transfer of Future Symbid IP and the Future Symbid Know-How pursuant to article 8.2.

8.5.

Insofar as necessary, Symbid Holding and Symbid OpCo shall provide all assistance necessary and shall commit all acts and sign and execute all documents necessary to complete or perfect the sale, transfer, assignment and delivery of the Future Symbid IP and the Future Symbid Know-How, upon first written request of the other Party. Each Party hereby grants a power-of-attorney to the other Party to commit such acts and sign and execute such documents on its behalf in the event a Party refuses or is unable to do so.

8.6.

Symbid OpCo hereby grants Symbid Holding power-of-attorney to have the sale, transfer, assignment and delivery of the Future Symbid IP recorded in the appropriate intellectual property registers.

8.7.

Symbid Holding shall pay any costs relating to the maintenance or renewal of the Symbid IP and the Future Symbid IP, and shall at the request of Symbid OpCo reimburse Symbid OpCo for any such costs paid by Symbid OpCo.

8.8.

Symbid Holding shall pay any costs relating to the recordal of the assignment and transfer of the Future Symbid IP in the appropriate intellectual property registers, and shall at the request of Symbid OpCo reimburse Symbid OpCo for any such costs paid by Symbid OpCo.

8.9.

In addition to the transfer, assignment and delivery or all rights, title and interest in the Future Symbid Know-How by Symbid OpCo to Symbid Holding pursuant to article 8.2, Symbid OpCo shall within two (2) weeks after providing the overview specified in article 8.4 provide to Symbid Holding one or more appropriate physical or digital carriers containing the Future Symbid Know-How, the ownership rights to which carriers shall transfer to Symbid Holding in accordance with article 8.2

9.

TERM AND TERMINATION

9.1.

This Agreement shall be effective as of the Effective Date, and shall be in effect for a period of three (3) years.

9.2.

Upon expiration of the period specified in article 9.1, this Agreement will be automatically renewed for consecutive additional periods of three (3) years each, unless this Agreement is terminated by either Party taking into account a notice period of six (6) months prior to the end of the initial period or the then current three year renewal period.

9.3.

Symbid Holding is entitled to terminate this Agreement forthwith in writing in any of the following events:

a.

a request is made or a petition is filed for Symbid OpCo's bankruptcy, Symbid OpCo is declared bankrupt, Symbid OpCo is granted a suspension of payments or becomes subject or other insolvency proceedings;

b.

Symbid OpCo is dissolved, liquidates its business or otherwise terminates or suspends its business activities;

c.

Symbid OpCo acts in breach of this Agreement and such breach has not been cured within sixty (60) days after a written notice of default;

d.

Symbid OpCo is in breach its compliance obligations pursuant to article 7.1, and such breach has not been cured within fifteen (15) days after a written notice of default;

e.

The interests of Symbid Holding and/or Symbid Foundation are materially harmed by an act or omission of Symbid OpCo; or

f.

In the event the license to use the Symbid IP and Symbid Know-How granted by Symbid Foundation to Symbid Holding is terminated or otherwise ceases to exist, for whatever reason.

9.4.

Neither Party shall be liable to the other Party for any damages resulting from lawful termination of this Agreement.

9.5.

The termination or rescission of this Agreement for any reason shall not in any way affect the validity of the transfers of any Intellectual Property Rights or other rights by Symbid OpCo to Symbid Holding pursuant to this Agreement.

10.

LIMITATION OF LIABILITY

10.1.

Each Party’s liability under this Agreement will be limited to compensation for direct damages caused by such Party, to a maximum of the total amount of one hundred thousand Euro (EUR 100.000,=) per event. In no event will the total compensation for direct damages amount to more than one hundred thousand Euro (EUR 100.000,=).

10.2.

A Party’s total liability for damage as a result of death or injury will in any event not amount to more than the amount per event covered under its liability insurance policy, whereby a series of related events will be regarded as one event.

10.3.

Neither Party shall be liable for indirect damages, including consequential damages, such as loss of income, savings not realized, loss due to interruption of operations and loss and costs incurred due to the loss of data.

11.

NO WARRANTIES

11.1.

Any Intellectual Property Rights, the Symbid Content or other rights licensed pursuant to this Agreement shall be licensed on an "as is" basis, without any warranties granted by the licensing Party.

11.2.

Any Intellectual Property Rights, the Symbid Content or other rights transferred pursuant to this Agreement shall be transferred on an "as is" basis, without any warranties being granted by the transferring Party.

12.

INTELLECTUAL PROPERTY INFRINGEMENT

12.1.

Each Party will notify the other Party of any:

a.

actual, threatened or suspected infringement of any of the Symbid IP and/or the Symbid Know-How;

b.

proceedings commenced against Symbid Foundation or Symbid Holding or any of its Affiliates in which the validity or ownership of any of the Symbid IP and/or the Symbid Know-How is disputed; and

c.

actual, threatened or suspected breach of confidentiality relating to the Symbid IP and/or the Symbid Know-How,

as soon as reasonably practicable after it becomes aware of such matters.  The parties will meet reasonably promptly following notification of any matter under this article 12 to decide (i) what action, if any, should be taken by Symbid OpCo and Symbid Holding in respect of the relevant infringement or breach, and (ii) the division of the costs relating to such action between Symbid Holding and Symbid OpCo.

12.2.

Symbid OpCo shall assist Symbid Holding at its request in taking all steps necessary to defend Symbid Holding’s rights in the Symbid IP and/or the Symbid Know-How in the Territory.

12.3.

Symbid OpCo shall not settle any such action, suit or proceeding without Symbid Holding’s written consent.

12.4.

Symbid Holding shall at all times be entitled to take such action, legal or otherwise, as it may deem necessary or expedient to protect its ownership interests in the Symbid IP and/or the Symbid Know-How in the Territory. Symbid Holding shall inform and consult with Symbid OpCo when taking such action.

13.

FORCE MAJEURE

13.1.

Neither Party shall be liable for any delay in, or failure of, performance hereunder due to any contingency reasonably beyond its control, rendering performance commercially unreasonable including, but not limited to, an act of God, war (declared or undeclared), terrorist acts, mobilization, riot, fire, flood, unavailability of transportation, goods or services, transportation embargoes or delays, or breakdowns in machinery or equipment, governmental restrictions or actions (“‘Force Majeure Event”); provided, however, that (i) strikes, labour disputes, shortages, or failure or delays of energy, materials, supplies or equipment, shall not constitute a Force Majeure event and (ii) the Party affected shall exert its reasonable best efforts to eliminate or cure or overcome any of such causes and to resume performance of its covenants.

13.2.

During the occurrence of a Force Majeure Event, the non-performing Party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone (to be confirmed in writing within five days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay. If, as a result of a Force Majeure Event, the performance of the affected Party’s obligations under this Agreement is only partially affected, such Party shall nevertheless remain liable for the performance of its obligations not affected by the Force Majeure Event.

13.3.

If any Force Majeure Event substantially prevents, hinders, or delays the performance of a material obligation of a Party under this Agreement for more than ninety (90) consecutive days, the other Party may terminate this Agreement without incurring any liability.

14.

CONFIDENTIALITY

14.1.

Each Party agrees not to disclose any confidential or proprietary information of the other Party made available under this Agreement or in connection with this Agreement except as authorized in writing by the other Party, and shall require its directors and employees to keep such information confidential. Information shall in any event be considered confidential if so designated in writing by either of the Parties.

14.2.

Each Party shall immediately, upon termination of this Agreement, surrender to the other Party, or certify that it has destroyed, all of the other Party's confidential or proprietary material.

14.3.

The obligation to keep information confidential shall survive the termination of this Agreement for a period of five (5) years.

14.4.

A Party shall be entitled to disclose confidential information to a third party if and to the extent:

a.

required by the law of any relevant jurisdiction;

b.

required by any securities exchange or by any regulatory or governmental body with jurisdiction over the Party;

c.

the information was independently developed by a Party without making use of the confidential information of the other Party;

d.

the information has become generally available to the public through no act or omission of the receiving Party;

e.

prior written consent to the disclosure has been given by the other Party; or

f.

required to enable a Party to enforce its rights or remedies under this Agreement, but any such information shall only be disclosed, where practicable and  legally permitted, after consultation with the other Party.

15.

CHANGE OF AGREEMENT TERMS

15.1.

Symbid Holding shall be entitled to propose an amendment to the terms of this Agreement and similar sublicense agreements entered into by Symbid Holding with other Affiliates, and shall inform Symbid OpCo of such proposed amendment in writing.

a.

In the event Symbid OpCo does not object to such amendment within thirty (30) days of receipt, it shall be deemed accepted by Symbid OpCo, and the Agreement shall be amended accordingly.

b.

In the event Symbid OpCo objects to such amendment,  Symbid OpCo shall inform Symbid Holding in writing of such objections within thirty (30) days of receipt of the proposed amendment. Symbid Holding and Symbid OpCo shall then enter into good faith discussions regarding the proposed amendment. In the event the Parties cannot reach an agreement on the proposed amendment within sixty (60) days after Symbid Holding has informed Symbid OpCo in writing of proposed amendment, Symbid Holding may at its discretion (i) determine that the then current Agreement will remain in effect unchanged or (ii) terminate the Agreement by written notice with immediate effect.

16.

MISCELLANEOUS

16.1.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be sent by registered mail, by courier, by facsimile transmission or by e-mail to the following addresses unless and until a Party notifies the other Party in accordance with this Clause 16.1 of another address in the Netherlands.

If to Symbid Holding:	If to Symbid OpCo:
Symbid Holding B.V.	Symbid B.V.
Van Vollenhovenstraat 56 A 03	Van Vollenhovenstraat 56 A 03
3016BK Rotterdam	3016BK Rotterdam
The Netherlands	The Netherlands
Attn: Board of Directors	Attn: Board of Directors

16.2.

The rights and obligations of a Party under this Agreement cannot be assigned or transferred except with the prior written approval of the other Party.

16.3.

Unless provided otherwise in this Agreement, the Parties shall each pay their own costs, charges and expenses in relation to this Agreement.

16.4.

This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter.

16.5.

Any variation of this Agreement is not valid unless and until it is in writing and has been signed by or on behalf of the Parties.

16.6.

If a provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining provisions. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of this Agreement.

16.7.

A single or partial exercise of any right or remedy under this Agreement by Symbid shall not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. A waiver of any breach of this Agreement by Symbid shall not be deemed to be a waiver of any subsequent breach.

17.

GOVERNING LAW AND JURISDICTION

17.1.

This Agreement is governed by and shall be construed in accordance with the laws of the Netherlands.

17.2.

Any dispute arising out of or in connection with this Agreement shall be submitted exclusively to the competent courts in Rotterdam, the Netherlands, notwithstanding the right of appeal.

- signature page to follow -

In witness whereof, agreed upon and signed in two (2) counterparts by:

Symbid Holding B.V. /s/ Maarten van der Sanden	Symbid B.V. /s/ Korstiaan Zandvliet
By: Sanden Beheer B.V. By: Maarten van der Sanden	By: Arena Amnis B.V. By: Korstiaan Zandvliet
Position: Managing Director	Position: Managing Director